Proxy Voting Results

A special meeting of each fund's shareholders was held on September 20, 2006. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees. A
	# of Votes	% of Votes
Dennis J. Dirks
Affirmative	3,741,515,762.76	96.171
Withheld	148,982,091.19	3.829
TOTAL	3,890,497,853.95	100.000
Albert R. Gamper, Jr.
Affirmative	3,741,422,072.85	96.168
Withheld	149,075,781.10	3.832
TOTAL	3,890,497,853.95	100.000
Robert M. Gates
Affirmative	3,735,945,139.14	96.027
Withheld	154,552,714.81	3.973
TOTAL	3,890,497,853.95	100.000
George H. Heilmeier
Affirmative	3,732,781,573.46	95.946
Withheld	157,716,280.49	4.054
TOTAL	3,890,497,853.95	100.000
Edward C. Johnson 3d
Affirmative	3,718,535,372.65	95.580
Withheld	171,962,481.30	4.420
TOTAL	3,890,497,853.95	100.000
Stephen P. Jonas
Affirmative	3,731,074,585.03	95.902
Withheld	159,423,268.92	4.098
TOTAL	3,890,497,853.95	100.000
James H. KeyesB
Affirmative	3,738,992,667.80	96.106
Withheld	151,505,186.15	3.894
TOTAL	3,890,497,853.95	100.000
Marie L. Knowles
Affirmative	3,737,611,290.20	96.070
Withheld	152,886,563.75	3.930
TOTAL	3,890,497,853.95	100.000
Ned C. Lautenbach
Affirmative	3,739,495,494.59	96.119
Withheld	151,002,359.36	3.881
TOTAL	3,890,497,853.95	100.000
William O. McCoy
Affirmative	3,733,408,878.52	95.962
Withheld	157,088,975.43	4.038
TOTAL	3,890,497,853.95	100.000
Robert L. Reynolds
Affirmative	3,730,719,398.40	95.893
Withheld	159,778,455.55	4.107
TOTAL	3,890,497,853.95	100.000
Cornelia M. Small
Affirmative	3,720,365,487.80	95.627
Withheld	170,132,366.15	4.373
TOTAL	3,890,497,853.95	100.000
William S. Stavropoulos
Affirmative	3,734,229,041.46	95.983
Withheld	156,268,812.49	4.017
TOTAL	3,890,497,853.95	100.000
Kenneth L. Wolfe
Affirmative	3,721,105,476.52	95.646
Withheld	169,392,377.43	4.354
TOTAL	3,890,497,853.95	100.000
ADenotes trust-wide proposal and voting results.